Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter and Year Ending December 31, 2012 Earnings

Houston, Texas — February 25, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter and year ending December 31, 2012.

Financial Highlights in 2012:

•	Increased revenue by 108% to $686.7 million in 2012, up from $330.4 million in the prior year.

•	Grew Adjusted EBITDA by 118% to $512.3 million in 2012, up from $234.5 million in the prior year. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

•	Increased net income by 93% to $153.4 million in 2012, up from $79.4 million in the prior year.

Financial Update

Total revenue for the fourth quarter of 2012 was $214.3 million compared to $116.9 million for the fourth quarter of 2011, an increase of 83%. Sequential quarter-over-quarter revenue growth was $29.6 million, or 16%. Total revenue for the full year 2012 was $686.7 million compared to $330.4 million in 2011. This year-over-year increase was due to a $340.1 million increase in oil and gas revenues primarily related to higher production in 2012 and a $16.2 million increase in well services revenues related to Oasis Well Services LLC (“OWS”) commencing fracturing activity in 2012.

Lease operating expenses for the fourth quarter of 2012 totaled $16.9 million, or $6.68 per Boe, a 19% decrease per Boe over the fourth quarter of 2011 of $8.22 per Boe. Lease operating expenses for the full year 2012 totaled $54.9 million, or $6.68 per Boe, a 20% decrease per Boe over the full year 2011 of $8.36 per Boe. This year-over-year decrease was primarily due to the increase in production of 110% outpacing the Company’s overall net increase in costs of 68%. Increased costs primarily related to workovers, chemical treatments, equipment rental and fresh water injections, which have improved operational performance and minimized downtime in our wells. These cost increases were partially offset by salt water disposal activity and lower operating costs related to improved weather conditions as compared to the first half of 2011.

Well services operating expenses represent third-party working interests’ share of fracturing service costs incurred by OWS for fracturing jobs completed in 2012. Well services operating expenses totaled $4.7 million for the fourth quarter of 2012 and $11.8 million for the full year 2012. There were no well services operating expenses in 2011 because OWS did not commence fracturing activity until the first quarter of 2012.

Marketing, transportation and gathering expenses for the fourth quarter of 2012 totaled $2.0 million, or $0.78 per Boe, a 90% increase per Boe over the fourth quarter of 2011 of $0.41 per Boe. Marketing, transportation and gathering expenses for the full year 2012 totaled $9.3 million, or $1.13 per Boe, a $0.79 increase per Boe over the full year 2011 of $0.34 per Boe. This year-over-year increase was mainly attributable to increased oil transportation costs related to Oasis Petroleum Marketing LLC (“OPM”), which did not commence operations until late in the third quarter of 2011, combined with a $1.4 million cost for bulk oil purchases made by OPM in the first quarter of 2012, partially offset by a $0.7 million non-cash valuation charge on oil pipeline imbalances. Excluding this pipeline imbalance charge and bulk oil purchase costs, our marketing, transportation and gathering expenses would have been $1.04 per Boe for the full year 2012 and $1.03 for the fourth quarter of 2012. The increase in marketing, transportation and gathering in the fourth quarter 2012 over the fourth quarter of 2011 was primarily due to higher operated volumes flowing through third-party oil gathering pipelines, partially offset by a non-cash oil pipeline imbalance valuation charge. While transporting volumes through third-party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by eliminating trucking costs, which are reflected in the oil price differential rather than as an expense.

Production taxes for the fourth quarter of 2012 totaled $19.5 million, or 9.4% of oil and gas revenues. For the full year 2012, production taxes totaled $63.0 million, or 9.4% of oil and gas revenues. Production taxes decreased in 2012 compared to the full year 2011, at 10.2% of oil and gas revenues, primarily due to the increased weighting of oil revenues in Montana, which has lower incentivized production tax rates on certain new wells for the first twelve months of production.

Depreciation, depletion and amortization for the fourth quarter of 2012 totaled $66.0 million, or $26.01 per Boe, compared to $27.2 million, or $19.40 per Boe, in the fourth quarter of 2011. Depreciation, depletion and amortization for the full year 2012 totaled $206.7 million, or $25.14 per Boe, compared to $75.0 million, or $19.16 per Boe, for the full year 2011. The $131.8 million increase in DD&A expense for the year ended December 31, 2012 was primarily a result of our production increases from our 2012 well completions. The higher DD&A rate was a result of increased well costs in 2012, which outpaced the increase in associated reserves. The increased well costs were a result of increases in service costs in the Williston Basin during 2011 and the first half of 2012 and the addition of infrastructure assets, primarily our salt water disposal systems.

General and administrative expenses for the fourth quarter of 2012 totaled $17.6 million, or $6.93 per Boe, compared to $9.6 million, or $6.82 per Boe, in the fourth quarter of 2011. General and administrative expenses for the full year 2012 totaled to $57.2 million, or $6.95 per Boe, as compared to $29.4 million, or $7.52 per Boe, for the full year 2011. Of this $27.8 million year-over-year increase, approximately $20.3 million was due to the impact of the Company’s organizational growth on employee compensation and approximately $6.7 million was due to the amortization of restricted stock awards and performance share units. As of December 31, 2012, the Company had 281 full-time employees compared to 146 full-time employees as of December 31, 2011.

As a result of its derivative activities, the Company incurred net cash settlement gains of $3.8 million and $1.0 million in the fourth quarters of 2012 and 2011, respectively. As a result of forward oil price changes, the Company recognized non-cash unrealized mark-to-market derivative losses of $3.2 million and $66.5 million for the fourth quarters of 2012 and 2011, respectively. The Company incurred a net cash settlement gain of $6.5 million for the year ended December 31, 2012 and a net cash settlement loss of $3.8 million for the year ended December 31, 2011. In addition, as a result of forward oil price changes, the Company recognized non-cash unrealized mark-to-market derivative gains of $27.6 million and $5.4 million during the years ended December 31, 2012 and 2011, respectively.

Adjusted EBITDA for the fourth quarter of 2012 was $163.5 million, an increase of $77.6 million, or 90%, over the fourth quarter of 2011 of $85.9 million. Adjusted EBITDA for the full year 2012 was $512.3 million, an increase of $277.8 million, or 118%, over the full year 2011 of $234.5 million.

The Company reported net income of $42.6 million in the fourth quarter of 2012 compared to a net loss of $13.4 million in the fourth quarter of 2011. For the full year 2012, Oasis reported net income of $153.4 million compared to $79.4 million for the full year 2011. Excluding certain non-cash items and their tax effect in the fourth quarters of 2012 and 2011, Adjusted Net Income (non-GAAP) was $45.2 million, or $0.49 per diluted share, and $28.0 million, or $0.30 per diluted share, respectively. Excluding certain non-cash items and their tax effect for the years ending December 31, 2012 and 2011, Adjusted Net Income (non-GAAP) was $138.4 million, or $1.50 per diluted share, and $78.2 million, or $0.85 per diluted share, respectively. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Capital Expenditures

Oasis’ capital expenditures (“CapEx”) were $276.3 million for the fourth quarter of 2012 and $1,148.6 million for the year ending December 31, 2012.

CapEx primarily consists of:

•	$1,008 million of drilling and completion CapEx for operated and non-operated wells, including expected savings from services provided by OWS;

•	$64 million for constructing infrastructure to support production in Oasis’ core project areas, primarily related to salt water disposal systems;

•	$37 million for maintaining and expanding the Company’s leasehold position;

•	$3 million for geology (micro-seismic);

•	$16 million for OWS; and

•	$21 million for other (facilities, district tools and administrative capital, including capitalized interest of $3 million).

The following table depicts the Company’s CapEx for exploration and production (“E&P”), by project area, and non-E&P:

	2012
($ in millions)	1Q	2Q	3Q	4Q	FY
E&P CapEx by Project Area
West Williston	$204.0	$187.9	$189.2	$144.7	$725.8
East Nesson	50.1	56.6	106.0	110.3	323.0
Sanish	12.9	18.7	16.2	15.1	62.9

Total E&P CapEx	$267.0	$263.2	$311.4	$270.1	$1,111.7
Other Non E&P (1)	21.3	4.1	5.3	6.2	36.9

Total Company CapEx (2)	$288.3	$267.3	$316.7	$276.3	$1,148.6

(1)	Non-E&P capital expenditures include such items as capital expenditures related to OWS, district tools, administrative capital and capitalized interest.
(2)	Capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Tuesday, February 26, 2013
Time:	10:00 a.m. Central Time
Dial-in:	855-384-2828
Intl. Dial in:	706-634-0151
Conference ID:	98545808
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Tuesday, March 5, 2013 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	98545808

The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Oasis Petroleum Inc. Financial Statements

OASIS PETROLEUM INC.

CONSOLIDATED BALANCE SHEET

	December 31, 2012	December 31, 2011
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$213,447	$470,872
Short-term investments	25,891	19,994
Accounts receivable — oil and gas revenues	110,341	52,164
Accounts receivable — joint interest partners	99,194	67,268
Inventory	20,707	3,543
Prepaid expenses	1,770	2,140
Advances to joint interest partners	1,985	3,935
Derivative instruments	19,016	—
Deferred income taxes	—	3,233
Other current assets	335	491

Total current assets	492,686	623,640

Property, plant and equipment
Oil and gas properties (successful efforts method)	2,348,128	1,235,357
Other property and equipment	49,732	20,859
Less: accumulated depreciation, depletion, amortization and impairment	(391,260)	(176,261)

Total property, plant and equipment, net	2,006,600	1,079,955

Derivative instruments	4,981	4,362
Deferred costs and other assets	24,527	19,425

Total assets	$2,528,794	$1,727,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,491	$12,207
Advances from joint interest partners	21,176	9,064
Revenues and production taxes payable	71,553	19,468
Accrued liabilities	189,863	119,692
Accrued interest payable	30,096	15,774
Derivative instruments	1,048	5,907
Deferred income taxes	4,558	—
Other current liabilities	—	472

Total current liabilities	330,785	182,584

Long-term debt	1,200,000	800,000
Asset retirement obligations	22,956	13,075
Derivative instruments	380	3,505
Deferred income taxes	177,671	92,983
Other liabilities	1,997	997

Total liabilities	1,733,789	1,093,144

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,432,712 issued and 93,303,298 outstanding at December 31, 2012 and 92,483,393 issued and 92,460,914 outstanding at December 31, 2011	925	921
Treasury stock, at cost; 129,414 and 22,479 shares at December 31, 2012 and 2011, respectively	(3,796)	(602)
Additional paid-in-capital	657,943	647,374
Retained earnings (deficit)	139,933	(13,455)

Total stockholders’ equity	795,005	634,238

Total liabilities and stockholders’ equity	$2,528,794	$1,727,382

OASIS PETROLEUM INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$208,634	$116,876	$670,491	$330,422
Well services revenues	5,693	—	16,177	—

Total revenues	214,327	116,876	686,668	330,422
Expenses
Lease operating expenses (1)	16,945	11,529	54,924	32,707
Well services operating expense	4,670	—	11,774	—
Marketing, transportation and gathering expenses	1,974	568	9,257	1,365
Production taxes	19,546	11,824	62,965	33,865
Depreciation, depletion and amortization	65,951	27,210	206,734	74,981
Exploration expenses	79	1,340	3,250	1,685
Impairment of oil and gas properties	974	297	3,581	3,610
Loss on sale of properties	—	207	—	207
General and administrative expenses	17,568	9,565	57,190	29,435

Total expenses	127,707	62,540	409,675	177,855

Operating income	86,620	54,336	276,993	152,567

Other income (expense)
Net gain (loss) on derivative instruments	596	(65,510)	34,164	1,595
Interest expense	(21,191)	(10,873)	(70,143)	(29,618)
Other income (expense)	2,339	420	4,860	1,635

Total other income (expense)	(18,256)	(75,963)	(31,119)	(26,388)

Income (loss) before income taxes	68,364	(21,627)	245,874	126,179
Income tax benefit (expense)	(25,774)	8,226	(92,486)	(46,789)

Net income (loss)	$42,590	$(13,401)	$153,388	$79,390

Earnings (loss) per share:
Basic and diluted	$0.46	$(0.15)	$1.66	$0.86
Weighted average shares outstanding:
Basic	92,226	92,070	92,180	92,056
Diluted	92,509	92,070	92,513	92,241

(1)	For both the three months and year ended December 31, 2011, lease operating expenses exclude marketing, transportation and gathering expenses to conform such amounts to current year classifications.

OASIS PETROLEUM INC.

SELECTED FINANCIAL AND OPERATIONAL STATS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating results ($ in thousands):
Revenues
Oil	$199,761	$113,226	$643,446	$321,668
Natural gas	8,873	3,650	27,045	8,754
Well services	5,693	—	16,177	—

Total revenues	214,327	116,876	686,668	330,422
Production data:
Oil (MBbls)	2,301	1,325	7,533	3,732
Natural gas (MMcf)	1,406	464	4,146	1,092
Oil equivalents (MBoe)	2,535	1,402	8,224	3,914
Average daily production (Boe/d)	27,556	15,243	22,469	10,724
Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$86.82	$85.46	$85.22	$86.18
Oil, with realized derivatives (per Bbl) (1) (2)	88.45	86.20	86.09	85.15
Natural gas (per Mcf) (3)	6.31	7.86	6.52	8.02
Costs and expenses (per Boe of production):
Lease operating expenses (4)	$6.68	$8.22	$6.68	$8.36
Marketing, transportation and gathering expenses	0.78	0.41	1.13	0.34
Production taxes	7.71	8.43	7.66	8.65
Depreciation, depletion and amortization	26.01	19.40	25.14	19.16
General and administrative expenses	6.93	6.82	6.95	7.52

(1)	For the year ended December 31, 2012, average sales prices for oil are calculated using total oil revenues, excluding bulk purchase sales of $1.5 million, divided by oil production.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For both the three months and year ended December 31, 2011, lease operating expenses exclude marketing, transportation and gathering expenses to conform such amounts to current year classifications.

OASIS PETROLEUM INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$153,388	$79,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	206,734	74,981
Impairment of oil and gas properties	3,581	3,610
Loss on sale of properties	—	207
Deferred income taxes	92,479	46,789
Derivative instruments	(34,164)	(1,595)
Stock-based compensation expenses	10,333	3,656
Debt discount amortization and other	2,810	1,561
Working capital and other changes:
Change in accounts receivable	(90,103)	(64,900)
Change in inventory	(29,313)	(2,550)
Change in prepaid expenses	346	(1,600)
Change in other current assets	156	(491)
Change in other assets	(95)	(139)
Change in accounts payable and accrued liabilities	76,706	36,316
Change in other current liabilities	(472)	472
Change in other liabilities	—	317

Net cash provided by operating activities	392,386	176,024

Cash flows from investing activities:
Capital expenditures	(1,053,315)	(613,223)
Derivative settlements	6,545	(3,841)
Purchases of short-term investments	(126,213)	(184,907)
Redemptions of short-term investments	120,316	164,913
Advances to joint interest partners	1,950	(497)
Advances from joint interest partners	12,112	5,963
Proceeds from equipment and property sales	—	2,202

Net cash used in investing activities	(1,038,605)	(629,390)

Cash flows from financing activities:
Proceeds from issuance of senior notes	400,000	800,000
Purchases of treasury stock	(3,194)	(602)
Debt issuance costs	(8,012)	(18,680)

Net cash provided by financing activities	388,794	780,718

Increase (decrease) in cash and cash equivalents	(257,425)	327,352
Cash and cash equivalents:
Beginning of period	470,872	143,520

End of period	$213,447	$470,872

Supplemental cash flow information:
Cash interest paid, net of capitalized interest	$53,488	$13,748
Cash paid for taxes	107	—
Supplemental non-cash transactions:
Change in accrued capital expenditures	$59,878	$58,205
Change in asset retirement obligations	10,230	5,434

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Adjusted EBITDA Reconciliations

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$42,590	$(13,401)	$153,388	$79,390
Change in unrealized (gain) loss on derivative instruments	3,165	66,500	(27,619)	(5,436)
Interest expense	21,191	10,873	70,143	29,618
Depreciation, depletion and amortization	65,951	27,210	206,734	74,981
Impairment of oil and gas properties	974	297	3,581	3,610
Exploration expenses	79	1,340	3,250	1,685
Loss on sale of properties	—	207	—	207
Stock-based compensation expenses	3,706	1,064	10,333	3,656
Income tax (benefit) expense	25,774	(8,226)	92,486	46,789
Other non-cash adjustments	54	—	(2)	—

Adjusted EBITDA	$163,484	$85,864	$512,294	$234,500

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$110,258	$36,342	$392,386	$176,024
Realized gain (loss) on derivative instruments	3,761	990	6,545	(3,841)
Interest expense	21,191	10,873	70,143	29,618
Exploration expenses	79	1,340	3,250	1,685
Debt discount amortization and other	(772)	(520)	(2,810)	(1,561)
Income taxes	(57)	—	7	—
Changes in working capital	28,970	36,839	42,775	32,575
Other non-cash adjustments	54	—	(2)	—

Adjusted EBITDA	$163,484	$85,864	$512,294	$234,500

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of non-cash items, including changes in unrealized gains and losses on derivative instruments, impairment of oil and gas properties and other similar non-cash charges, and then (2) the non-cash items’ impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income for the periods presented.

Adjusted Net Income Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Net income (loss)	$42,590	$(13,401)	$153,388	$79,390
Change in unrealized (gain) loss on derivative instruments	3,165	66,500	(27,619)	(5,436)
Impairment of oil and gas properties	974	297	3,581	3,610
Other non-cash adjustments	54	—	(2)	—
Tax impact (1)	(1,581)	(25,407)	9,043	677

Adjusted Net Income	$45,202	$27,989	$138,391	$78,241

Adjusted earnings per share:
Basic and diluted	$0.49	$0.30	$1.50	$0.85
Weighted average shares outstanding:
Basic	92,226	92,070	92,180	92,056
Diluted	92,509	92,070	92,513	92,241
Effective Tax Rate	37.7%	38.0%	37.6%	37.1%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash items.